Exhibit 99.2

CORPORATE PARTICIPANTS

Andrew Siegel Joele Frank, Wilkinson, Brimmer, Katcher - Investor Relations

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Tracy Smith Optical Cable Corporation - Senior Vice President and Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Mark Franklin Wells Fargo - Analyst

PRESENTATION

Operator

Good morning. My name is Lori and I'll be your conference operator today. At this time, I would like to welcome everyone to the Optical Cable Corporation’s first quarter 2015 earnings conference call.

(Operator Instructions)

Thank you.

Mr. Siegel, you may begin your conference.

Andrew Siegel - Joele Frank, Wilkinson, Brimmer, Katcher - Investor Relations

Thanks, Lori. Good morning and thank you all for participating on Optical Cable Corporation's first quarter of fiscal year 2015 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. If you don't have it, please visit occfiber.com for a copy. On the call with us today is Neil Wilkin, Chairman, President, and Chief Executive Officer of OCC and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks, including, but not limited to, those factors referenced in the “forward-looking statements” section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on occfiber.com as well as today's call.

Now, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Thank you, and good morning, everyone. I will begin today's call with a few opening remarks. Tracy will then review the first quarter results for the three-month period ended January 31, 2015, in more detail. After Tracy's remarks, we will answer some questions. And as is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. We also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press releases announcing the date and time of our earnings call.

During the first quarter of 2015, we achieved increased top-line growth with a 5% increase in net sales when compared to the same quarter last year. We are pleased with these positive sales results, and believe they reflect the underlying strength of our business. Our first quarter results reflect typical seasonality, so we believe we'll continue to see increased demand for our comprehensive product offerings and solutions during the latter part of the year. Additionally, we are now realizing the benefits of the reorganization initiatives implemented during the latter part of fiscal year 2014. We continue to focus on operating efficiencies in an effort to control SG&A expenses and drive profitable growth.

We continue to introduce strong, innovative communications solutions that we expect will be well received by our customers and end users—with many of our new products and new product development efforts focused on expanding our connectivity product lines and solutions. A couple of examples of our new product offerings include OCC's family of passive optical LAN products, as well as OCC's new Procyon Blade system of spliced modules and enclosures—a system which simplifies fiber splicing in high density networks.

We believe our new products will create further value for OCC shareholders and will build upon OCC's role as a market leader, enabling us to capitalize on additional growth opportunities and utilize our operating leverage.

OCC also continues to invest in expanding our manufacturing capabilities in areas of expected growth. During the year ended October 31, 2014, we spent approximately $2.1 million to add additional manufacturing capabilities. During our 2015 fiscal year budgeting process, we included an estimate for capital expenditures of $5.5 million, although individual projects are reviewed and approved during the year based on a variety of factors.

Our balance sheet remains strong, and we continue to deliver value to our shareholders through our regular quarterly dividend of $0.02 per share, implying an annual dividend rate of $0.08 per share. During the first quarter of fiscal 2015, we also completed the share repurchase program previously authorized by the Board of Directors. Under this most recent share repurchase program, OCC repurchased and retired a total of 320,000 shares. We anticipate the Board of Directors will consider a new plan to purchase and retire additional shares of our common stock during fiscal year 2015 after considering expected capital expenditures and other cash needs.

While we continue to see some macroeconomic weakness in some of our markets, particularly in the international markets, we are confident that we have the right strategies in place to drive growth, and we will continue our efforts to improve our financial performance and enhance value for shareholders.

And with that, I'll turn the call over to Tracy Smith, who will review some of the specifics regarding our first quarter of fiscal year 2015.

Tracy Smith - Optical Cable Corporation - Senior Vice President and Chief Financial Officer

Thank you, Neil. The Company achieved consolidated net sales of $17.4 million during the first quarter of fiscal year 2015, compared to net sales of $16.5 million for the same period last year. We experienced an increase in net sales in our commercial markets in the first quarter of fiscal 2015, compared to the same period last year, but this increase was partially offset by decreases in net sales in certain of our specialty markets.

Sales to customers in the United States increased 11.9% in the first quarter of fiscal year 2015, compared to last year, while net sales to customers outside of the United States decreased 14%, compared to the same period last year.

Gross profit for each of the first quarters of fiscal years 2015 and 2014 was $5.4 million. Gross profit margin, or gross profit as a percentage of net sales, was 31% in the first quarter of fiscal 2015, compared to 32.7% in the first quarter of fiscal 2014. Our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis and may vary based on changes in product mix. The slightly lower gross profit margin in the first quarter of fiscal 2015 when compared to the same period last year was primarily due to an increase in sales of certain products that negatively impacted our gross profit margin.

SG&A expenses decreased 5.4% to $5.7 million, compared to $6 million for the same period last year. SG&A expenses as a percentage of net sales were 33% in the first quarter of fiscal 2015, compared to 36.6% in the first quarter of fiscal year 2014. The decrease in SG&A expenses was primarily due to decreased employee related costs largely as a result of the reorganization initiatives implemented during the latter part of fiscal 2014.

For the first quarter of fiscal year 2015, we reported a net loss attributable to OCC of $228,000, or $0.04 per basic and diluted share, compared to a net loss of $412,000, or $0.07 per basic and diluted share, for the same period last year.

OCC purchased and retired 79,036 shares of common stock during the first quarter of fiscal 2015 at an average price of $4.73 per share, completing the previously approved stock repurchase program.

The Company declared regular quarterly dividends to shareholders totaling $0.02 per share during the first quarter of fiscal year 2015.

As of January 31, 2015, we had outstanding borrowings of $3 million on our revolving credit facility and $5.8 million in available credit. We also had outstanding loan balances of $7.4 million under our real estate term loans as of January 31, 2015.

With that, I'll turn the call back over to Neil.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Thank you, Tracy. And now, we're happy to answer some questions. Operator, if you could please indicate the instructions for participants to call in any questions they may have, I'd appreciate it.

QUESTION AND ANSWER

Operator

(Operator Instructions) Your first question comes from the line of Mark Franklin of Wells Fargo.

Mark Franklin - Wells Fargo - Analyst

I just have a question about your share count. It's kind of confusing. I'm looking at the 10-K, which indicated shares outstanding of 6.8 million. And then your share count on your press release shows 6.3 million for the quarter ended, or average shares for the quarter ended, just ended versus 6.0 million year ago. So none of that makes sense to me.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

I would agree with you, and the reason is it's an accounting convention, which Tracy can explain the details to you, but essentially, where you need to get our proper share count is from our balance sheet, so the number that you're looking at is the number of shares outstanding used for the calculation of earnings per share, and whenever we are in a loss per share situation, any unvested restricted shares, even if they're outstanding, if they're not completely vested, even though they're already outstanding for all other purposes, because they're subject to clawback, GAAP requires that those numbers, those shares be excluded from the share count for purposes of earnings per share calculation. And so, you'll see some variations. If you're looking at our income statement, particularly over a number of years or different quarters, you'll see some pretty big swings in our earnings per share outstanding, but that is not what's actually happening. It actually then -- so does that answer your question?

Mark Franklin - Wells Fargo - Analyst

Well, yes, somewhat, but I'd have to -- I guess, I have to dig into your K, your 10-K, and try to understand how that all works with investing and that sort of thing.

Tracy Smith - Optical Cable Corporation - Senior Vice President and Chief Financial Officer

Actually, if you look at the footnote -- hopefully, we'll be filing our 10-Q later today, and you can look at the footnote, and that'll help explain it to you, I think.

Mark Franklin - Wells Fargo - Analyst

Okay, so I'll check the Q later today or tomorrow, and I can figure out better, make it clearer. And just another question about -- do you think the foreign -- your foreign sales will pick up because of the Mario Draghi's QE thing that's just beginning in Europe. Is that where you think there's a possibility of a pickup in sales abroad?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

I'm sorry. I didn't hear. I didn't catch you. What in Europe?

Mark Franklin - Wells Fargo - Analyst

I think you mentioned in the press release that your non-US sales were slow in the first quarter, and that I forget what percentage is accrued from the Eurozone. But it would appear that the Eurozone is picking up somewhat economically from what I read in the Journal and as well as Japan, if you sell there, I don't know if you have any business -- how much business you have in Far East. Do you see any signs of pickup where your business has been weak in the non-US markets?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

We are seeing some opportunities in the Eurozone internationally because the dollar has been a little bit stronger. That's created some pressure on exports as, I think it has for some other companies as well. And so I don't see that as a permanent issue. We sell fairly diversely internationally. And so not only are we selling into the Eurozone, but we also sell in Latin America as well as Australia and the Asia-Pacific region. And so, we're fairly diversified.

We've talked about this a little bit before. OCC's product offering is very broad and is subject to a fair amount of volatility once you get past the top line. We have our normal seasonality, but then we have a lot of volatility. But we're helped and insulated from that a little bit through our diversification both geographically as well as across customer types, or more accurately, end-user types. So we're selling through distribution, but the number of end-users (inaudible) are significant.

So right now, by way of example, we've seen in addition to some weakness internationally, we've seen some weakness in some military markets in certain projects and also seen some weakness in the oil and gas market, but we've also seen strengths in other areas that kind of help make up for those differences. So we're hopeful that we can start to see some growth in Europe and internationally, generally. But I think the strength of the dollar has made that a little bit more difficult as well as the economic -- and not just -- not the strength of the dollar, not just the economic factors and what's going on in those regions.

Mark Franklin - Wells Fargo - Analyst

Okay. And I've been following your company for a couple years now, and I've noticed that Coleman Cable, which was purchased or acquired by some other company years ago, couple years ago, I forget, when I checked their SG&A as a percentage of sales of about 7%, I noticed that General Cable is about 8%, you're around 30%. Could you explain the difference between those two companies and your company in terms of the SG&A percentages to sales?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

A lot of it is scale. So both of those companies are predominantly copper companies and sell in different markets, and there's also a lot more scale there. I think that that's one of the operating leverage points we've talked about at OCC previously that our SG&A expenses are high relative to our sales numbers. But those SG&A numbers as a percentage of sales drop rather significantly as more dollars drop to the bottom line as sales increase.

And so one of the things that we're focused on at OCC -- or the main thing we've been focused on at OCC is really increasing sales and adding new products that customers want to drive those sales because as those sales increase, the percentage of SG&A decreases. There's a lot more dollars that drop to the bottom line more quickly. Our margins tend to go up. And because there's only 6.8 million shares outstanding, there's a real opportunity to significantly increase the value of the company. And so, that's what we're focused on.

Being a public company and operating in the markets that we operate in, it's difficult for us to reduce that percentage significantly certainly into the rate that you're talking about. So for example, if you're talking about an SG&A rate of 8% or 10%, generally, that's when you start talking about fiber optic sales and sales commissions and certain shipping costs, you're not even covering that when you're talking about those percentages.

Mark Franklin - Wells Fargo - Analyst

Oh I see. So with respect to getting your sales to grow a little faster, your R&D, what's your R&D budget this year?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Well, a lot of our -- we haven't separated out a lot of specific R&D because it's more based on customer requirements and on needs. We do have some R&D that we described in our reports that you can see. I don't know the precise number. I don't know if you have it off the top of your head from an R&D perspective.

But we've been spending a fair amount of time developing new products, including on the connectivity side, and we've got a bright group of engineers that have been developing new products and also focusing on creating some intellectual property around those products. What we're also focused on doing is investing capex in areas where we're seeing higher demand, our product line is very broad. And again, sometimes you'll see surges in demand in certain types of products, and as those markets change or develop, we're focused on investing in capex, where we believe we can take advantage of those changes.

Tracy may have -- give you a little bit of an idea from an R&D perspective at least from our Annual Report, I think.

Tracy Smith - Optical Cable Corporation - Senior Vice President and Chief Financial Officer

Correct. Well, as Neil mentioned, we don't really talk about the budget for R&D, but our, historically, our R&D has been about $1.4 million -- $1.3 million, $1.4 million for the last several years.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

That's also -- so what you also have to realize though is some of our engineering costs are also included in SG&A, and some of our engineering costs are included in costs of goods sold. And so, of course, the R&D is included in SG&A, but also [you're totally right, they're separated out]. It's separated out on a separate line.

Tracy Smith - Optical Cable Corporation - Senior Vice President and Chief Financial Officer

Those different areas, we don't really disclose that separately, but they are different, depending on what the type of engineering is.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Right. So some of it's included in cost of goods sold and some of it's included in SG&A. And so that's another reason why you're seeing some SG&A expense.

Tracy Smith - Optical Cable Corporation - Senior Vice President and Chief Financial Officer

The $1.4 million that I'm referring to is included in SG&A.

Mark Franklin - Wells Fargo - Analyst

Okay, so that's just the SG&A part. Okay, good. Interesting, yes. What about in terms of economics of scale, perhaps, there's an opportunity to either acquire or be acquired and get yourself a little more scale. I don't know if there's -- How many other companies around there, smaller or bigger, that would be a good fit? Have there been any opportunities in that regard that might arise?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Well, there's a number of bigger companies. There's fewer smaller companies. OCC has a strong presence particularly in the fiber optic cable market despite the smaller size. I think what we're focused on is, historically, until this last year, we've seen our stock price increase a little bit relative to I think shareholders understanding the value that's created. I think last year, fiscal year to fiscal year, we added over 20% total shareholder return. And I don't think that in my view -- I guess all CEOs say this, but in my view, when you look at where our stock price has historically traded until more recently, the price is low relative to the value that we believe we can create with some operating leverage. So you always look for strategic opportunities, but they need to make sense.

Mark Franklin - Wells Fargo - Analyst

Okay. Okay, well, thank you so much and best of luck to you guys.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Thank you.

Operator

At this time, there are no further questions. I'll now return the call to Neil Wilkin for any additional or closing remarks.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Okay. Thank you very much. I'd like to thank everyone for listening and participating in our first quarter conference call today. As always, we appreciate your time and interest in OCC. As a reminder, OCC's annual meeting of shareholders is scheduled for Tuesday, March 31, 2015, in Roanoke, Virginia, and please be sure to submit your votes ahead of the meeting, and we also look forward to seeing those of you who are able to attend in person. Thank you.

Operator

Thank you for participating in the Optical Cable Corporation first quarter 2015 earnings conference call. You may now disconnect.